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FOR IMMEDIATE RELEASE

Investor Contact:   Anna Marie Dunlap, 714-378-5585
Media Contact:      Ria Marie Carlson, 714-378-5750



           FHP COMPLETES ITS ACQUISITION OF TAKE CARE

                  Three New Divisions Unveiled

     FOUNTAIN VALLEY, Calif., June 17, 1994 -- FHP International
Corporation (NASDAQ: FHPC) announced today that it has consummated its $1.1 billion acquisition of TakeCare, Inc., the largest acquisition in health maintenance organization (HMO) history.

     The new company is the fifth largest HMO in the nation, with more than 1.7 million members in 11 states and Guam. It is also one of the largest publicly traded HMOs, generating more than $3 billion in annual revenue.

     "FHP is now a leader in nearly every state in which we operate," said Westcott W. Price, FHP President and Chief Executive Officer. "We are the largest HMO in Colorado and Utah, and one of the top three in California, Arizona, New Mexico, Nevada and Guam. FHP now also operates in Ohio, Illinois, Indiana, Kentucky and Texas, and our new Preferred Provider Organization (PPO) is in nine states."

     Mark B. Hacken, also of FHP's Office of the Chief Executive, and Westcott Price unveiled FHP's new organizational structure that the executives say will "support FHP's leadership position well into the future."

     FHP subsidiaries will be organized into three operating groups: 1) Health Care Delivery (staff model HMO) -- the operation of all FHP-owned medical and dental centers, hospitals, pharmacies and laboratories; 2) Health Plans (IPA HMOs) -- the independent practice association (IPA) operations, which contract with physicians and medical groups, hospitals, and pharmacies, including FHP facilities; 3) Insurance -- includes FHP's indemnity life and health insurance companies and workers' compensation insurance company.

     Dr. Ryan Trimble, who was most recently Senior Vice President of FHP's California and Utah HMO subsidiaries, has been named President of the Health Care Delivery Division. R. Judd Jessup, former President of TakeCare, Inc., has been named President of FHP's Health Plans Division. Burke Gumbiner, who has been with FHP since 1972, will head the insurance division. The three division heads report to Jack Massimino, Executive Vice President and Chief Operating Officer.

     "The new structure is customer-driven," said Massimino. "It is based on how our members choose to receive their health care, through either company-operated facilities or private physicians and hospitals under contract with FHP."

     FHP is a diversified health care services company with headquarters in Fountain Valley, Calif. In addition to its HMO, FHP operates a health and life indemnity insurer, a workers' compensation insurer, a national HMO network, and national preferred provider organization. FHP is the largest provider of prepaid Medicare services in the United States.